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                                                               EXHIBIT 99.B10(b)



                           GARDNER, CARTON & DOUGLAS
                           SUITE 3400--QUAKER TOWER
                            321 NORTH CLARK STREET
                         CHICAGO, ILLINOIS 60610-4795
                                (312) 644-3000
                          TELECOPIER: (312) 644-3381


                               February 28, 1997


Securities and Exchange commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re:     Prudential Structured Maturity Fund, Inc.
                Shares of Common Stock $0.01 par value per share
                ------------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel to Prudential Structured Maturity Fund, Inc., a Maryland corporation (the "Fund"), in connection with its filing of Post-Effective Amendment No. 15 to its Registration Statement on Form N-1A(File No. 33-22363)(the "Amendment"). In addition to updating the information contained therein, the Amendment registers 2,811,973 shares of Common Stock, $0.01 par value per share, of the Fund.

        We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of Common Stock will be, if and when issued by the Fund in the manner and upon the terms set forth in said Amendment, validly authorized and issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Amendment.

                                        Very truly yours,


                                        /s/ GARDNER, CARTON & DOUGLAS